Exhibit 99

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED SALES FOR THE MONTH OF JANUARY

GOODLETTSVILLE, Tenn. - February 8, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four weeks ended January 26, 2001, equaled $311.2 million compared with $258.8 million in 2000, an increase of 20.2 percent. Same-store sales for the four-week reporting period increased 6.6 percent versus an increase of 6.3 percent in the corresponding period a year ago.

For the 13-week period ended January 26, 2001, total retail sales increased to $1.35 billion from $1.18 billion in the same period a year ago, an increase of
14.9 percent. Same-store sales for the 13-week period increased 1.5 percent.

For the 52 weeks ended January 26, 2001, total sales equaled $4.46 billion compared with $3.89 billion last year, an increase of 14.8 percent. Same-store sales for the 52 weeks increased 0.9 percent versus an increase of 6.4 percent in the corresponding period a year ago.

The Company's fiscal year ended February 2, 2001, included 53 weeks compared with a 52-week period last year. Total retail sales for the fiscal year ended February 2, 2001 equaled $4.55 billion.

Dollar General is scheduled to release earnings for the fiscal year ended February 2, 2001, on Monday, February 26, after the market closes. Dollar General will host a conference call on Monday, February 26, at 5 p.m. EST to discuss the quarter's results. If you wish to participate, please call (312} 470-0200 at least 10 minutes before the call is scheduled to begin. The passcode is "Dollar General."

Outlook:
--------

For the four-week fiscal period of February, the Company expects total sales to increase 16-18 percent. For the four-week comparable period, same-store sales are expected to increase 1-3 percent compared with sales last year. February sales will be released on Thursday, March 8, 2001.

Weekly sales trends are announced on Mondays after the market closes and can be obtained online at www.dollargeneral.com or by calling (615) 855-5529.

On February 1, 2001. Dollar General opened its 5000th store in Waterford, Michigan. The Company currently operates stores in 25 states.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not

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limited to, general  transportation  and  ditribution  delays or  interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.